GRAINGER REPORTS RECORD RESULTS FOR YEAR ENDED DECEMBER 31, 2013
Company Adjusts 2014 Guidance for Foreign Exchange Headwinds;
Now Expects $12.10 to $12.85 Earnings per Share

2013 Highlights

•	Sales of $9.4 billion, up 5 percent

•	Reported EPS of $11.13, up 17 percent

•	Adjusted EPS of $11.52, up 10 percent

•	Operating cash flow of $986 million, up 21 percent

CHICAGO, January 24, 2014 - Grainger (NYSE: GWW) today reported record results for the year ended December 31, 2013. Sales of $9.4 billion increased 5 percent versus $9.0 billion in 2012. Reported net earnings of $797 million increased 16 percent versus $690 million in 2012. Reported earnings per share of $11.13 increased 17 percent versus $9.52 in 2012. The years 2013 and 2012 included the following items:

	Twelve Months Ended December 31,

	2013	2012	% Change
Diluted Earnings Per Share as reported:	$11.13	$9.52	17%
GSA/USPS settlement		0.66
Goodwill impairment	0.29	0.04
Restructuring	0.10	0.18
Charge for U.S. branch closures		0.03
Subtotal	0.39	0.91
Diluted Earnings Per Share as adjusted:	$11.52	$10.43	10%
Note: Information regarding the adjustments is detailed in the discussion of the 2013 fourth quarter.

“Despite a sluggish economic environment and aggressive investments in growth and infrastructure, this was another record year for Grainger,” said Chairman, President and Chief Executive Officer Jim Ryan. “We made significant investments aimed directly at increasing our scale and accelerating share gains in the large and highly fragmented MRO market. Going forward, we will continue to invest in areas such as eCommerce, sales force expansion, inventory management solutions and distribution centers in order to drive market share growth and deliver solid returns,” Ryan added.

“As evidenced by the restructuring in the quarter, we have some areas of the business that are not performing to our expectations. We are committed to improving the results and are taking the appropriate steps to strengthen the performance of these businesses,” Ryan concluded.

The company also updated its 2014 earnings per share guidance to $12.10 to $12.85 from $12.25 to $13.00 and its 2014 sales guidance to 5 to 9 percent growth from 6 to 10 percent growth from the previous guidance issued on November 13, 2013. This change is largely due to a weaker Canadian dollar in recent months and the divestiture of a number of the direct marketing Specialty Brands that were sold on December 31, 2013.

During 2013, the company invested an incremental $132 million to drive growth and scale, primarily in the United States, and reached the following milestones:

•
eCommerce: Grainger surpassed $3 billion in eCommerce sales in 2013, representing 33 percent of total company sales. eCommerce represents the fastest growing and most profitable channel in the business. The company also transitioned to a new web platform, launched a Spanish website and introduced innovative mobile solutions.

•
Sales Force Expansion: In the United States, Grainger added 180 new sales representatives in 2013. Since 2009, Grainger has added 930 new U.S. sales representatives who, in aggregate, contributed approximately 1 percentage point of company sales growth in 2013. In general, sales to customers with a sales representative grow at twice the rate of customers that are not covered.

•
Inventory Management: Total U.S. KeepStock installations, including vendor managed inventory, customer managed inventory and vending machines, grew 38 percent, ending the year at approximately 55,000 installations. Sales to customers with a KeepStock installation grow at twice the rate of non-KeepStock customers.

•
Product Line Expansion: In the Grainger U.S. business, Grainger.com added more than 300,000 new products, bringing the total number of products to more than 1.2 million products online. In Canada, Acklands-Grainger announced the addition of 200,000 products to its online offering. A broader product line enables customers to increase productivity by consolidating their supplier base.

•
Distribution Network: Grainger enhanced its North America distribution center network to accommodate growth and increase scale. The company opened a 1 million square-foot highly automated distribution center in Illinois that serves as the company's new central stocking facility. Grainger also began construction on a 500,000 square-foot distribution center in the Toronto area.

•
Single Channel Online Model: MonotaRO, the online business in Japan, grew nearly 20 percent in local currency in 2013 and was named to the Forbes® Asia "Best Under A Billion" list, which highlights 200 of the best small and mid-sized companies in Asia Pacific. Revenue for the company’s other online business, Zoro Tools, grew more than 150 percent in 2013.

For the full year, the company generated $986 million in operating cash flow versus $816 million in 2012. Capital expenditures for the year were $272 million versus $250 million in 2012, driven primarily by investments to expand the distribution center network in North America. The company also funded $154 million in acquisitions. For the full year, Grainger bought back approximately 1.7 million shares of stock for $438 million and has 3.6 million shares remaining under the current repurchase authorization. Dividends paid in 2013 totaled $255 million. For the full year, Grainger returned $693 million in cash to shareholders in the form of dividends and share repurchases.

2013 Fourth Quarter
Sales for the 2013 fourth quarter of $2.4 billion increased 7 percent versus $2.2 billion in the 2012 fourth quarter. Net earnings of $157 million were essentially flat versus $156 million in 2012. Fourth quarter earnings per share of $2.20 increased 1 percent versus $2.17 in 2012. The 2013 and 2012 fourth quarters included the following items:

	Three Months Ended December 31,

	2013	2012	% Change
Diluted Earnings Per Share as reported:	$2.20	$2.17	1%
Goodwill impairment	0.29	0.04
Restructuring	0.10	0.18
Charge for U.S. branch closures		0.03
Subtotal	0.39	0.25
Diluted Earnings Per Share as adjusted:	$2.59	$2.42	7%

During the quarter, the company recorded non-cash impairment charges primarily for goodwill, totaling $0.29 per share, of which $0.18 per share related to the business in Brazil and $0.11 per share related to Grainger Lighting Services in the United States. As a result of lowered performance expectations for these businesses, the fair value of these businesses was less than the carrying value, resulting in an impairment charge. The company also incurred restructuring charges of $0.10 per share related to improving the long-term performance of the businesses in Europe and China. These items combined in the 2013 fourth quarter represented a $0.39 reduction to earnings per share, resulting in adjusted EPS of $2.59. In the 2012 fourth quarter, the company recorded impairment and restructuring charges totaling $0.25, resulting in adjusted EPS of $2.42. Excluding items noted above from both years, company net earnings for the quarter increased 6 percent and earnings per share increased 7 percent versus the prior year.

Company sales in the 2013 fourth quarter increased 7 percent. There were 64 selling days in both the 2013 and 2012 fourth quarters. The 7 percent sales growth for the quarter consisted of 5 percentage points from volume, 4 percentage points from acquisitions and 1 percentage point from sales of seasonal products, partially offset by 2 percentage points decline from unfavorable foreign exchange and 1 percentage point from sales related to Hurricane Sandy in 2012.

The company’s gross profit margin for the quarter decreased 130 basis points, driven by lower gross margins from the acquired businesses, accounting for approximately two-thirds of the decline, and faster growth with lower margin customers.

Company operating earnings of $257 million for the 2013 fourth quarter were down 1 percent versus the 2012 quarter. Excluding the items noted in the table above from both years, company operating earnings increased 3 percent. This increase was driven by the 7 percent sales growth and operating expense leverage as expenses, including $31 million in incremental growth-related spending, grew at a slower rate than sales. E&R Industrial, acquired on August 23, 2013, outperformed original expectations and was slightly accretive to earnings in the quarter. Acquisitions made in the United States during the last 13 months, including E&R, are contributing to Grainger’s ability to reach the plant floor and increase its share of wallet with customers in the manufacturing space.

The company has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe, and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales in the United States segment increased 10 percent in the 2013 fourth quarter versus the prior year. The 10 percent sales growth was driven by 5 percentage points from volume, 6 percentage points from sales from the E&R Industrial, Techni-Tool and Safety Solutions acquisitions and 1 percentage point from sales of seasonal products, partially offset by a 1 percentage point decline from price and 1 percentage point from unfavorable comparison to sales related to Hurricane Sandy in 2012. Strong sales growth to customers in the manufacturing, retail, natural resources and commercial customer end markets contributed to the sales increase in the quarter.

Operating earnings for the United States segment increased 6 percent in the quarter driven by the 10 percent sales growth and positive expense leverage, partially offset by lower gross profit margins. Positive expense leverage was driven by the 10 percent sales growth versus a 5 percent increase in operating expenses including $28 million in incremental growth-related spending. Gross profit margins for the quarter decreased 180 basis points driven by lower gross margins from the acquired businesses, which accounted for approximately two-thirds of the decrease, and faster growth with lower margin customers. Excluding the charges for the United States segment in the 2013 and 2012 fourth quarters, operating earnings increased 7 percent for the 2013 fourth quarter.

Canada
Sales in the 2013 fourth quarter at Acklands-Grainger decreased 3 percent and increased 3 percent in local currency. The 3 percent sales decline consisted of 3 percentage points increase from volume offset by a 6 percentage points decline from unfavorable foreign exchange.  The sales increase in Canada was led by growth to customers in the commercial, transportation, light manufacturing and forestry end markets.

Operating earnings in Canada decreased 10 percent in the 2013 fourth quarter, down 5 percent in local currency. This decrease was driven by lower gross profit margins, unfavorable foreign exchange and negative expense leverage. The gross profit margin in Canada declined 20 basis points versus the prior year. The decline was primarily due to product cost inflation exceeding price inflation driven by unfavorable foreign exchange. Contributing to the lower operating performance was approximately $2 million in incremental spending related to IT system investments.

Other Businesses
Sales for the Other Businesses, which includes operations primarily in Asia, Europe and Latin America, increased 3 percent for the 2013 fourth quarter versus the prior year. This performance consisted of 11 percentage points of growth from volume and price, partially offset by an 8 percentage point decline from unfavorable foreign exchange. Sales growth in the Other Businesses was driven by Zoro Tools and the business in Mexico. Strong sales growth in Japan was offset by the weakness in the Japanese yen versus the U.S. dollar.

The Other Businesses posted a $20 million operating loss in the 2013 fourth quarter versus a $10 million operating loss in the 2012 fourth quarter. During the quarter, the company recorded impairment charges related to the business in Brazil and implemented structural changes to the businesses in Europe and China, resulting in a $23 million charge. In the 2012 fourth quarter, the company recognized restructuring charges of $14 million for the Other Businesses. Excluding these charges from both years, the Other Businesses would have generated $3 million in operating earnings in both the 2013 and 2012 fourth quarters. Strong operating performance from Zoro Tools offset lower performance from most of the other businesses. In addition, the business in Japan generated strong earnings growth in local currency which was more than offset by unfavorable foreign exchange.

Other
Other income and expense was a net expense of $2 million in the 2013 fourth quarter versus net expense of $5 million in the 2012 fourth quarter. This decrease was primarily attributable to lower average borrowings and lower average interest rates on the debt in the 2013 fourth quarter versus the 2012 quarter.

For the quarter, the effective tax rate in 2013 was 37.3 percent versus 37.6 percent in 2012. For the full year 2013, the effective tax rate was 37.3 percent versus 37.5 percent in 2012.  The company is currently projecting an effective tax rate of 37.4 to 37.8 percent for the year 2014.

Cash Flow
Operating cash flow was $246 million in the 2013 fourth quarter versus $240 million in the 2012 fourth quarter. The company used the cash generated during the quarter to invest in the business, fund acquisitions and return cash to shareholders through share repurchase and dividends. Capital expenditures were $124 million in the 2013 fourth quarter versus $95 million in the fourth quarter of 2012. In the 2013 fourth quarter, Grainger returned $226 million to shareholders through $67 million in dividends and $159 million to buy back 606,000 shares of stock.

W.W. Grainger, Inc., with 2013 sales of $9.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2013 fourth quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “going forward”, “will continue”, “plan”, “earnings per share guidance”, “sales guidance”, “currently projecting” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$2,377,232	$2,226,120	$9,437,758	$8,950,045
Cost of merchandise sold	1,370,835	1,256,595	5,301,275	5,033,885
Gross profit	1,006,397	969,525	4,136,483	3,916,160
Warehousing, marketing and administrative expenses	749,635	711,087	2,839,629	2,785,035
Operating earnings	256,762	258,438	1,296,854	1,131,125
Other income and (expense)
Interest income	719	756	3,234	2,660
Interest expense	(3,123)	(5,360)	(13,225)	(16,078)
Other non-operating income and (expense)	(63)	(7)	736	82
Total other income and (expense)	(2,467)	(4,611)	(9,255)	(13,336)
Earnings before income taxes	254,295	253,827	1,287,599	1,117,789
Income taxes	94,902	95,341	479,850	418,940
Net earnings	159,393	158,486	807,749	698,849
Net earnings attributable to noncontrolling interest	2,644	2,219	10,713	8,968
Net earnings attributable to W.W. Grainger, Inc.	$156,749	$156,267	$797,036	$689,881
Earnings per share -Basic	$2.24	$2.21	$11.31	$9.71
-Diluted	$2.20	$2.17	$11.13	$9.52
Average number of shares outstanding -Basic	69,140	69,557	69,456	69,812
-Diluted	70,191	70,809	70,576	71,182

Diluted Earnings Per Share
Net earnings as reported	$156,749	$156,267	$797,036	$689,881
Earnings allocated to participating securities	(1,985)	(2,705)	(11,521)	(12,181)
Net earnings available to common shareholders	$154,764	$153,562	$785,515	$677,700
Weighted average shares adjusted for dilutive securities	70,191	70,809	70,576	71,182
Diluted earnings per share	$2.20	$2.17	$11.13	$9.52

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Sales
United States	$1,871,510	$1,706,283	$7,413,712	$6,925,842
Canada	271,839	280,339	1,114,285	1,105,782
Other Businesses	272,876	263,858	1,040,473	1,006,762
Intersegment sales	(38,993)	(24,360)	(130,712)	(88,341)
Net sales to external customers	$2,377,232	$2,226,120	$9,437,758	$8,950,045

Operating earnings
United States	$291,984	$276,021	$1,304,175	$1,132,722
Canada	26,815	29,910	128,768	127,412
Other Businesses	(19,634)	(10,448)	7,599	20,289
Unallocated expense	(42,403)	(37,045)	(143,688)	(149,298)
Operating earnings	$256,762	$258,438	$1,296,854	$1,131,125

Company operating margin	10.8%	11.6%	13.7%	12.6%
ROIC* for Company			31.8%	29.1%
ROIC* for United States			49.2%	45.8%
ROIC* for Canada			21.4%	22.5%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $357.1 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $384.0 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At December 31,
Assets	2013	2012
Cash and cash equivalents	$430,644	$452,063
Accounts receivable – net (1)	1,101,656	940,020
Inventories	1,305,520	1,301,935
Prepaid expenses and other assets	138,104	150,655
Deferred income taxes	75,511	55,967
Total current assets	3,051,435	2,900,640
Property, buildings and equipment – net	1,208,562	1,144,573
Deferred income taxes	11,812	51,536
Goodwill	525,467	543,670
Other assets and intangibles – net (2)	471,805	374,179
Total assets	$5,269,081	$5,014,598
Liabilities and Shareholders’ Equity
Short-term debt	$66,857	$79,071
Current maturities of long-term debt	29,585	18,525
Trade accounts payable (3)	504,129	428,782
Accrued compensation and benefits	185,905	165,450
Accrued contributions to employees’ profit sharing plans	176,800	170,434
Accrued expenses	228,093	204,800
Income taxes payable	6,330	12,941
Total current liabilities	1,197,699	1,080,003
Long-term debt	446,357	467,048
Deferred income taxes and tax uncertainties	113,585	119,280
Employment-related and other non-current liabilities	184,604	230,901
Shareholders' equity (4)	3,326,836	3,117,366
Total liabilities and shareholders’ equity	$5,269,081	$5,014,598

(1)	Accounts receivable - net increased $162 million, or 17%, primarily due to increased sales and acquisitions.
(2)	Other assets and intangibles - net increased $98 million, or 26%, primarily due to the acquisitions of E&R Industrial and Safety Solutions.
(3)	Trade accounts payable increased $75 million, or 18%, primarily due to a year-end increase in inventory purchases and acquisitions.
(4)	Common stock outstanding as of December 31, 2013 was 68,853,938 shares as compared with 69,478,495 shares at December 31, 2012.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$807,749	$698,849
Provision for losses on accounts receivable	8,855	9,504
Deferred income taxes and tax uncertainties	15,573	12,343
Depreciation and amortization	180,613	159,049
Impairment of goodwill and other intangible assets	26,284	4,945
(Gains) losses from sales of assets	(22,155)	2,609
Stock-based compensation	55,590	55,500
Change in operating assets and liabilities – net of business acquisitions:
Accounts receivable	(126,465)	(45,953)
Inventories	(23,636)	(14,872)
Prepaid expenses and other assets	9,416	8,346
Trade accounts payable	64,613	(54,314)
Other current liabilities	8,551	(58,673)
Current income taxes payable	(4,813)	(9,349)
Accrued employment-related benefits cost	(10,316)	45,795
Other – net	(3,361)	2,416
Net cash provided by operating activities	986,498	816,195
Cash flows from investing activities:
Additions to property, buildings and equipment	(272,145)	(249,860)
Proceeds from sales of property, buildings and equipment	26,701	8,530
Cash paid for business acquisitions, net of cash acquired	(153,915)	(64,808)
Other – net	(68)	482
Net cash used in investing activities	(399,427)	(305,656)
Cash flows from financing activities:
Borrowings under lines of credit	144,805	161,160
Payments against lines of credit	(154,450)	(205,006)
Proceeds from issuance of long-term debt	—	300,000
Payments of long-term debt and commercial paper	(16,681)	(219,950)
Proceeds from stock options exercised	69,412	72,084
Excess tax benefits from stock-based compensation	59,984	57,885
Purchase of treasury stock	(438,473)	(340,532)
Cash dividends paid	(255,466)	(220,077)
Net cash used in financing activities	(590,869)	(394,436)
Exchange rate effect on cash and cash equivalents	(17,621)	469
Net change in cash and cash equivalents	(21,419)	116,572
Cash and cash equivalents at beginning of year	452,063	335,491
Cash and cash equivalents at end of period	$430,644	$452,063

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	%	2013	2012	%
Net earnings reported	$156,749	$156,267	—%	$797,036	$689,881	16%
GSA/USPS settlement	—	—		—	47,310
Goodwill impairment	20,421	3,030		20,421	3,030
Restructuring	7,326	12,550		7,326	12,550
Charge for U.S. branch closures	—	2,170		—	2,170
Subtotal	27,747	17,750		27,747	65,060
Net earnings adjusted	$184,496	$174,017	6%	$824,783	$754,941	9%

Diluted earnings per share reported	$2.20	$2.17	1%	$11.13	$9.52	17%
GSA/USPS settlement	—	—		—	0.66
Goodwill impairment	0.29	0.04		0.29	0.04
Restructuring	0.10	0.18		0.10	0.18
Charge for U.S. branch closures	—	0.03		—	0.03
Subtotal	0.39	0.25		0.39	0.91
Diluted earnings per share adjusted	$2.59	$2.42	7%	$11.52	$10.43	10%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	%	2013	2012	%
Operating earnings reported	$256,762	$258,438	(1)%	$1,296,854	$1,131,125	15%
GSA/USPS settlement	—	—		—	76,000
Goodwill impairment	25,758	4,850		25,758	4,850
Restructuring	9,815	16,050		9,815	16,050
Charge for U.S. branch closures	—	3,470		—	3,470
Subtotal	35,573	24,370		35,573	100,370
Operating earnings adjusted	$292,335	$282,808	3%	$1,332,427	$1,231,495	8%

Segment operating earnings adjusted
United States	304,845	286,081		1,317,036	1,218,782
Canada	26,815	29,910		128,768	127,412
Other Businesses	3,079	3,222		30,312	33,959
Unallocated expense	(42,404)	(36,405)		(143,689)	(148,658)
Segment operating earnings adjusted	$292,335	$282,808	3%	$1,332,427	$1,231,495	8%

Company operating margin adjusted	12.3%	12.7%		14.1%	13.8%
ROIC* for Company				32.6%	31.5%
ROIC* for United States				49.6%	48.9%
ROIC* for Canada				21.4%	22.5%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

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